EXHIBIT 2.4

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 31 day of August, 2006, by and among DIALOG GROUP, INC., a Delaware corporation ("Dialog Group"), and its wholly-owned subsidiaries, HEALTHCARE DIALOG, INC., a Delaware corporation ("Healthcare Dialog"), and DATA DIALOG, INC., a Delaware corporation ("Data Dialog"; together with Dialog Group and Healthcare Dialog, the "Seller" and each a "Seller Entity"), all with a principal business address at 257 Park Avenue South, 12th Floor, New York, New York 10010; and DIALOG MARKETING SERVICES, INC., a Delaware corporation, with a principal business address at 5 Audrey Place, Fairfield, New Jersey 07004-3401, or its designee ("Purchaser"). Seller and Purchaser are collectively referred to herein as the "Parties" and individually as a "Party."

                              W I T N E S S E T H:

      WHEREAS, Seller provides the following services through the identified entities (collectively such services constitute the "Business"):

      Dialog Group, Inc.: is a communications and data services company which provides technology and database solutions which enable marketers to effectively advertise, generate leads and manage customers;

      Healthcare Dialog: provides agency, communication and marketing services to the pharmaceutical industry;

      Data Dialog: provides consumer and business data to a variety of resellers and end users; and

      WHEREAS, Purchaser, by itself and its affiliates, provides [sales force automation and sample accountability software, sample fulfillment, list services, direct marketing support and other services primarily to the pharmaceutical industry]; and

      WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, substantially all of the assets of Seller on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereto agree as follows:

      1. Incorporation by Reference. The recitals set forth above are incorporated herein by reference.

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      2. Assets and Consideration.

                  (i) At the Closing (defined below), Seller shall sell, assign and transfer to Purchaser, and Purchaser shall purchase and acquire, the Assets (defined below). The aggregate purchase price for the Assets shall be the sum of ONE MILLION NINE HUNDRED THOUSAND AND 00/100 ($1,900,000.00) DOLLARS ("Purchase Price"), payable by Attorney Trust Check or wire transfer of immediately available funds.

            (b) The assets being sold shall consist of the following items, all of which are owned by Seller (collectively the following constitute the "Assets"):

                  (i) All furniture, fixtures and equipment listed on Exhibit 2(b)(ii) attached hereto;

                  (ii) All general intangibles (including without limitation contracts with clients, customers and vendors; client, customer, and vendor databases and lists; customer billing information; employee data and information; and all other books and records);

                  (iii) All incomplete orders and work in process identified on
Schedule 2(b)(iii) attached hereto, which list shall be updated as of the Closing Date (the "Work in Process");

                  (iv) Seller's telephone and facsimile numbers used in connection with the Business (the "Numbers"). The Seller agrees to assign to the Purchaser all of its rights to the use of the Numbers and shall cooperate with the Purchaser to have the Numbers assigned to the Purchaser by the telephone company;

                  (v) All of Seller's intellectual property including without limitation patents, trademarks, copyrights, service marks and trade names identified on Schedule 5(f)(i) attached hereto;

                  (vi) Seller's website(s) and software which powers such website(s), and all internet U.R.L.'s, all of which are set forth on Schedule 2(b)(vi);

                  (vii) the right to use the names "Dialog Group," "Healthcare Dialog," "Data Dialog," and "directmailquote.com";

                  (viii) the lease for Seller's leasehold office space in New York, New York, and, at Purchaser's option, the lease for Seller's leasehold office space in Sunrise, Florida (together the "Leases"); and

                  (ix) the Restrictive Covenant set forth in Section 15 below.

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            (c) Excluded Assets. Unless specifically identified herein, all other assets, liabilities, debts or obligations belonging to Seller (including without limitation cash on hand, accounts receivable, accounts payable, and liabilities, including Accrued Benefits as defined in Section 5(v) below, to employees for accrued vacations and sick days) are excluded from the sale herein (the "Excluded Assets"). Purchaser does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement, or of any instrument, paper or document delivered by it pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of Seller (whether absolute, accrued, or contingent, whether filed or asserted prior to or after the closing and whether arising out of or in any way connected with the Assets or the Business of Seller or otherwise) all of which Seller agrees to pay, satisfy, discharge and perform and with respect to which Seller shall fully indemnify and hold Purchaser harmless.

            (d) Allocation. The Purchase Price shall be allocated for tax purposes in the manner set forth on Schedule 2(d). Each Party agrees to file with the Internal Revenue Service all applicable forms reflecting such allocation.

      3. Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") on the third business day after the sale is approved by the Seller's shareholders (the "Closing Date") or sooner if mutually agreed upon by the Parties. The Closing shall be held at the offices of Cole, Schotz, Meisel, Forman & Leonard, P.A., or at such other place or in such other manner as may be mutually agreed upon by the Parties. If (i) a Closing hereunder does not occur because of Seller's breach hereunder, or (ii) Seller accepts another offer for the stock or assets of the Business after the execution of this Agreement by the Parties, Seller shall pay to Purchaser the sum of $150,000.00 in cash as liquidated damages, in lieu of any other damages at law or in equity which Purchaser may have against Seller, within 30 days of acceptance of such offer.

      4. Deliveries.

            (a) By Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

                  (i) an executed bill of sale for the Assets in the form attached hereto as Exhibit 4(a)(i), including the unearned portion of deposits and funds received for the uncompleted portion of the Work in Process;

                  (ii) an executed assignment of all of the Assets which are not personal property or which otherwise require an assignment, in the form attached hereto as Exhibit 4(a)(ii);

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                  (iii) a Certificate of Good Standing for each Seller Entity from its state of incorporation and each state in which it conducts business as a foreign entity, dated not more than thirty (30) days prior to the Closing Date;

                  (iv) a Written Consent of the directors and shareholders of each Seller Entity dated as of the Closing Date authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

                  (v) a copy of the fully executed assignment from each Seller Entity to Purchaser of all intellectual property owned by each Seller Entity, the form of which is attached hereto as Exhibit 4(a)(v) (the "Assignment of Marks");

                  (vi) a certificate executed by the Secretary President of each Seller Entity, with incumbency, certifying and attaching: (i) true and complete copies of resolutions adopted by the Board of Directors and the shareholders, and confirming that such resolutions have not been amended or modified in any respect and remain in full force and effect as of the date thereof; and (ii) true and complete copies of each Seller Entity's organizational documents;

                  (vii) a bring-down certificate from Seller confirming that all representations and warranties of Seller contained herein are true as of the Closing Date;

                  (viii) employment agreements for Peter DeCrescenzo ("P. DeCrescenzo"), Vincent DeCrescenzo, Sr. ("V. DeCrescenzo") and Cindy Lanzendoen (collectively the "Executives") in the form attached hereto as Exhibit 4(a)(vii) signed by each of them (the "Employment Agreements");

                  (ix) a legal opinion of Seller' counsel in form and substance as set forth in Exhibit 4(a)(ix);

                  (x) a Shareholders Agreement for Purchaser in the form attached hereto as Exhibit 4(a)(x) (the "Shareholders Agreement") signed by the Executives;

                  (xi) with respect to the Leases, an Assignment and Assumption of Leases;

                  (xii) an updated version of Exhibit 5(v); and

                  (xiii) such other documents as may be specified in this Agreement or any exhibit or schedule hereto, or which may otherwise be reasonably required by Purchaser to effectuate the transactions contemplated by this Agreement.

            (b) By Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

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                  (i) the Purchase Price;

                  (ii) the Employment Agreements signed by the Purchaser;

                  (iii) the Shareholders Agreement signed by the Purchaser; and

                  (iv) such other documents as may be specified in this Agreement or any exhibit or schedule hereto, or which may otherwise be reasonably required by Seller to effectuate the transactions contemplated by this Agreement.

      5. Representations and Warranties by Seller. As an inducement to enter into this Agreement, Seller hereby represent and warrant to Purchaser that the following are true and shall remain true as of the Closing Date:

            (a) Corporate Organization and Authority. Each Seller Entity is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. Each Seller Entity has full corporate power and authority to conduct its business as now conducted, own its assets and enter into and perform its obligations under this Agreement. Seller's execution, delivery and performance of this Agreement and the sale to Purchaser of the Assets herein have been duly authorized by all requisite corporate action on the part of Seller.

            (b) Absence of Conflicts and Consent Requirements. Seller's execution and delivery of this Agreement and performance of its obligations hereunder, including the sale of the Assets, will not conflict with, violate or result in any default under Seller's Articles of Incorporation or Bylaws or any mortgage, indenture, agreement, instrument or other contract to which Seller is a party or by which Seller or its property is bound except for its loan and collateral agreements with Commodore Factors Corp., nor will they violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Seller is subject. Seller's execution and delivery of this Agreement and performance of its obligations hereunder, including the sale of the Assets, will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party.

            (c) Valid and Binding Obligations. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money.

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            (d) Litigation. Except as set forth on Schedule 5(d) attached hereto, Seller is not a party to any pending suits, actions, or litigation, or any bankruptcy, insolvency, administrative, arbitration, or other similar proceedings or investigation, whether before any court or any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, nor does Seller know of any threatened proceeding or litigation against it. In addition, Seller has taken no acts, or withheld from taking any acts, likely to result in any such proceeding or litigation against Seller.

            (e) Bankruptcy. Except as set forth on Schedule 5(e) attached hereto, Seller has not: (i) filed any petition in bankruptcy, (ii) made any assignment for the benefit of creditors, (iii) been adjudicated insolvent or bankrupt, or (iv) had filed against it an involuntary petition in bankruptcy.

            (f) Title to Assets.

                  (i) Intellectual Property. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, trade names, assumed names, trade secrets, licenses, computer software, computer source code, and internet domain names owned or utilized by Seller in connection with the Business (collectively the foregoing constitute the "Intellectual Property") are set forth on Schedule 5(f)(i) and are valid and have been duly registered or filed with all appropriate governmental authorities and constitute all of the Intellectual Property which is necessary for the operation of the Business; there is no objection to or pending challenge to the validity of any of such Intellectual Property; and there are no grounds for any objection or challenge. In connection with the Business, each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application, or copyright license and computer software and computer source code owned or held by Seller and all trade secrets used by Seller consist of original material or property developed by Seller or was lawfully acquired by Seller from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

                  (ii) Rights. Seller owns and has the right to use the Intellectual Property in connection with the Business as conducted. The use of the Intellectual Property by Seller in the Business as conducted does not violate or infringe the rights of any other person, nor is Seller a party to any agreement with any other person or entity with respect to the use of the Intellectual Property.

                  (iii) Title to Assets. Except as set forth on Schedule 5(f)(iii) attached hereto, Seller has good and marketable title to the Assets conveyed herein, free and clear of all liens, security interests, licenses and encumbrances once they are released from the lien of Commodore Factors Corp., has the right to convey the Assets to the Purchaser, and at the Closing shall have conveyed to Purchaser good and marketable title to the Assets free and clear of all liens, security interests, licenses and encumbrances.

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            (g) Compliance with Law. Seller is in compliance with all applicable laws (including duties imposed by common law), rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local and foreign), and all requirements imposed under building, zoning, occupational safety and health, pension, environmental control, toxic waste, equal opportunity or similar laws, rules, regulations and ordinances applicable to or otherwise concerning the Business, and the assets, products and employees of Seller.

            (h) Hazardous Substances. Seller has not caused or permitted the Assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, leak or process Hazardous Substances or other dangerous or toxic substances or solid waste (and Seller has no knowledge that the Assets have been so used), except in compliance with all applicable federal, state and local laws or regulations, and has not caused or permitted and there has not been a release, spill or discharge (as such terms are defined in applicable federal, state and local laws) of any Hazardous Substances on or off-site of Seller's plant, including any site to which Seller has sent materials for disposal. "Hazardous Substances" for purposes of this Agreement shall mean any material or substance which is defined, regulated or classified under applicable federal, state or local law as a hazardous or toxic substance or which presents a risk to human health or the environment.

            (i) Financial Statements. All tax returns, balance sheets, statements of income, cash flow and retained earnings and all other financial statements of Seller which have been provided to Purchaser (the "Financial Statement") are: (i) accurate, correct and complete, (ii) prepared in accordance with the books of account and records of Seller, (iii) fair presentations of the financial condition and the results of operations of Seller as of the dates and for the periods indicated, and (iv) prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.

            (j) Compliance with Laws. Seller has complied and is currently in compliance with all laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to the Business and the Seller. Seller has not received any notice or citation for noncompliance with any of the foregoing, and there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability with regard to any of the foregoing. Seller has all licenses, permits, approvals, or qualifications from any governmental authority necessary for the conduct of its Business and all such items are in full force and effect.

            (k) Actions by Seller . Seller has taken no actions to bind or obligate Seller outside the ordinary course of Seller's business, and has not caused any liability (whether asserted or unasserted, direct or indirect, absolute or contingent, liquidated or unliquidated, accrued or unaccrued, and due or to become due) to exist or accrue against Seller or its assets, except for liabilities incurred in the ordinary course of the Seller's business.

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            (l) Default. Except as specified on Schedule 5(l), Seller is not in default of any of its material obligations, contracts or commitments in any respect, or in breach of any negative or affirmative covenant placed on it by its creditors and Seller has not been notified of any such defaults or breaches.

            (m) Taxes.

                  (i) Seller has filed or will file when due, or with appropriate extension date(s), all federal, state, city and local Tax Returns (as hereinafter defined) which it is required to file. Schedule 5(m) lists each jurisdiction in which Seller is required to file Tax Returns or pay Taxes. All Tax Returns filed or to be filed by Seller are or will be true, correct and complete. Except as shown on Schedule 5(m), Seller has paid or will pay all taxes, assessments and penalties shown due thereon. There are no known disputes as to taxes payable by Seller which might affect the Business or the rights of Purchaser.

                  (ii) All Taxes, if any, payable by Seller or relating to or chargeable against its assets, revenues or income through the date hereof were fully paid by such date or provided for by adequate reserves on Seller's financial statements, and all similar items due through the Closing Date will have been fully paid by that date or provided for by adequate reserves on Seller's financial statements.

                  (iii) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax government fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any federal or state government entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (C) any liability for the payment of any amounts of the type described in (A) or (B) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation) estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes.

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            (n) Contracts. Except for the agreements identified on Schedule 5(n)
hereto, Seller is not subject to any contracts, commitments, service or other agreements with any of its vendors or clients.

            (o) Material Adverse Changes. Since the latest Financial Statements, except as set forth on Schedule 5(o) attached hereto, Seller has not incurred any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business consistent with past practice; made any material capital expenditure or commitment therefor; suffered any material adverse change in the business, results of operations, or financial condition of Seller; increased its long-term indebtedness; entered into any material contracts, except as may be set forth in
Schedule 5(n); or otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business consistent with past practice.

            (p) Brokers and Advisors. Seller has not taken any action which would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee, counseling or advisory fee, or like payment.

            (q) Expertise. Each Seller Entity and their respective directors, officers and its professional employees have expertise in the businesses identified in the recitals to this Agreement.

            (r) Absence of Certain Conditions. There has been no material adverse effect and there is no condition, development or contingency of any kind existing or in prospect which, so far as reasonably can be foreseen at this time, may result in any material adverse effect to the Business.

            (s) Insurance. Set forth on Schedule 5(s), attached hereto is a complete list of insurance policies which Seller maintains with respect to its business, properties or employees and all such policies are in full force and effect.

            (t) Employee Benefit Plans. Set forth on Schedule 5(t) attached hereto is an accurate and complete list of all "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA") ("Employee Benefit Plans"). Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable laws, including, without limitation, ERISA and the Internal Revenue Code, and has at all times been maintained and operated in compliance with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Internal Revenue Code. Seller has never maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any "multiple employer plan" (within the meaning of the Internal Revenue Code or ERISA) or any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). Seller does not have any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Internal Revenue Code. There are no actions, suits, claims or disputes pending, or, to the best knowledge of Seller, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against Seller or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency. Full payment has been timely made of all amounts which Seller is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Seller is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof.

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            (u) Leased Real Property and Equipment. Seller owns no real property. Schedule 5(u) contains a list of all real property and equipment leased to or by Seller or in which Seller has any interest. True and complete copies of all such leases have been furnished to Purchaser. All such leased real property is held subject to written leases or other written agreements which are valid and effective in accordance with their respective terms, and, except as shown on Schedule 5(u), there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of Seller or any other party thereto. The sale of the Assets and the consummation of the transactions contemplated by this Agreement will in no way affect the continuation, validity and effectiveness of any such lease or require the consent of any third party under any such lease.

            (v) Employees. Exhibit 5(v) attached hereto is a complete list of the current employees of Seller setting forth the salary, benefits and job description for each employee (collectively, the "Employees"). Such schedule also shows, as to each Employee, any unused vacation, sick or other days for which such Employee is permitted to be absent from work with pay. Except as shown on Exhibit 5(v), Seller has no express or implied obligations or commitments to any Employee and no express or implied obligations to increase the salary or benefits of any Employee or to pay any bonus to any Employee. Other than as set forth on Exhibit 5(v), Seller has no written or oral employment agreement or dispute with any Employee or former Employee.

            (w) Disclosure. Seller has not omitted to state to Purchaser any material fact relating to this Agreement or the Business which is necessary in order to make the information given by or on behalf of either Seller to Purchaser or its representatives at or prior to Closing not misleading or which if disclosed would reasonably affect the decision of a person considering the transaction contemplated by this Agreement.

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      6. Purchaser's Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:

            (a) Organization; Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the full right, power and authority, to execute and deliver this Agreement and to carry out the transactions contemplated hereby and thereby. All corporate and other acts or proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, have been duly and properly taken.

            (b) Execution. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money.

            (c) Litigation. Purchaser is not a party to any pending suits, actions, or litigation, or any bankruptcy, insolvency, administrative, arbitration, or other similar proceedings or investigation, whether before any court or any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, nor does Purchaser know of any threatened proceeding or litigation against Purchaser. No judgments or liens currently exist against Purchaser which would affect Purchaser's ability to consummate the transactions contemplated by this Agreement.

      7. Covenants and Agreements.

            (a) Access to Information. Commencing on the date hereof and continuing for a period of thirty (30) days (the "Due Diligence Period"), Purchaser and its counsel, accountants, agents and advisors shall have access, upon reasonable notice and during normal business hours, to review all records, files, permits, instruments, documents, contracts, financial condition and prospects of Seller including, without limitation any of the foregoing which have been delivered to Purchaser prior to the date of this Agreement and, upon reasonable notice, shall be furnished copies of all relevant documents, records and other information related to the Business, financial condition and prospects of Seller. Purchaser and its counsel, accountants, agents and advisors shall have the right upon reasonable notice to inspect and audit all relevant books and records of Seller during the Due Diligence Period.

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            (b) Conduct of Business in Normal Course. Seller covenants and agrees, from and after the date of this Agreement and until the Closing Date, to use reasonable efforts consistent with good business judgment: to keep Seller's present business organization intact; to keep available the services of its present employees; to preserve its present relationships with entities or persons having business dealings with it; generally to operate the Business in the ordinary and regular course consistent with its prior practices; to maintain its books and records in accordance with good business practice, on a basis consistent with prior practice; and to maintain all certificates and permits necessary for the conduct of its business as currently conducted.

            (c) Consent. Each of the Parties hereto will use its commercially reasonable good efforts and shall fully cooperate with each other Party to make promptly all registrations, filings and applications, give all notices and obtain all consents, permits, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby or that hereafter may be necessary to effectuate the transfer, assignment or renewal of any contract, license, approval or authorization.

            (d) Notification of Certain Matters. Each Party hereto agrees to give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of or the failure to deliver any notice pursuant to this Section 7(d) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or (iii) the discovery in the course of due diligence of any inaccuracy in any representation or other provision of this Agreement.

            (e) No Conflicts. Seller represents, covenants and warrants that after the date hereof it shall not enter into any agreement of any kind which conflicts with, violates or which, given the passage of time, would conflict with or violate the terms of this Agreement.

      8. Conditions Precedent to Seller's Obligation to Close. The obligation of Seller to sell the Assets pursuant to this Agreement is subject to the satisfaction, at or before the Closing, of the conditions set out below:

            (a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser shall be true and correct as of the date when made and as of Closing Date as though made at that time.

            (b) Performance by Purchaser. Purchaser shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and Seller shall have received certificates attesting thereto from Purchaser.

            (c) Employment and Shareholders' Agreements. The Purchaser shall have executed the Executives' Employment Agreements and the Shareholders' Agreement.

            (d) Governmental Authorizations; Consents. If required, Purchaser shall have obtained all governmental authorizations and consents required for the consummation of the transactions contemplated under this Agreement.

      9. Conditions Precedent to Purchaser's Obligations to Close. The obligation of Purchaser to purchase the Assets is subject to the satisfaction, at or before the Closing, of the conditions set out below:

            (a) Accuracy of Representations and Warranties. The representations and warranties of Seller shall be true and correct as of the date when made and as of Closing Date as though made at that time.

            (b) Performance by Seller. Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and Purchaser shall have received certificates attesting thereto from Seller.

            (c) Due Diligence. On or prior to the expiration of the Due Diligence Period, Purchaser shall not have given written notice to Seller of its decision to terminate this Agreement as a result of its dissatisfaction with the due diligence which it conducted, received or reviewed with respect to Seller.

            (d) Consents. Seller shall have obtained the consents set forth on
Schedule 9(d) attached hereto.

            (e) Authorizations. Seller shall have obtained all authorizations, permits, consents, licenses and approvals required by law, if any, for the consummation of the transactions contemplated by this Agreement.

            (f) Bulk Sale. Purchaser, at its option, may comply with the provision of the New York Bulk Sales Act and Seller will fully cooperate with Purchaser upon its election to so comply. Purchaser shall have obtained a response to the Bulk Sale Notice from the New York State Department of Tax and Finance either (i) confirming that Seller owes no taxes, or (ii) stating that an identified portion of the Purchase Price must be held back at Closing and placed into escrow with Purchaser's attorney until Seller files and pays outstanding taxes and/or tax filings.

            (g) Schedules. The Schedules to this Agreement prepared by Seller, as the same shall be amended and supplemented, shall be in form and substance satisfactory to Purchaser.

            (h) Receipt of Seller's Lender's Approval. Seller shall have received written consent from its lender with respect to the sale of Assets and a payoff letter indicating that the lender's blanket lien shall be terminated upon receipt of a sum set forth in the payoff letter.

            (i) {Intentionally Omitted}

            (j) Absence of Litigation. There shall not have been issued and be in effect any order of any court or tribunal of competent jurisdiction which (i) prohibits or makes illegal the transactions contemplated hereunder or under this Agreement, or (ii) would impose limitations on the ability of Purchaser to effectively exercise full rights of ownership of the Assets as a result of the transactions contemplated hereby or thereby.

            (k) Execution of Employment Agreements. The Executives shall have executed the Employment Agreements.

            (l) Execution of Shareholders' Agreement. The Executives shall have executed the Shareholders' Agreement.

            (m) No Adverse Change. No material adverse change, in Purchaser's sole opinion, shall have occurred with respect to Seller or the Business.

            (n) Landlord Consent. The landlord of the Sunrise property shall have consented in writing to the assignment of the Lease to Purchaser, if such consent is required by that Lease.

            (o) Proceedings Satisfactory. All proceedings, matters, documents and instruments provided for herein, all transactions contemplated hereby and thereby, and the Business and operations of Seller shall be reasonably satisfactory in all material respects to Purchaser and its counsel.

      10. Indemnification. Seller will reimburse, indemnify and hold harmless Purchaser and its affiliates, parent, and subsidiaries, and its and their officers, directors, shareholders, successors and assigns (an "Indemnified Party") against and in respect of any and all claims (including those that if successful would constitute an indemnifiable claim), damages, losses, deficiencies, liabilities, remediation expenses, penalties, and any other costs and expenses (whether direct, incidental or consequential), and including reasonable legal fees and expenses incurred or suffered by any Indemnified Party, whether or not involving a third party claim, that results from, relates to or arises out of (i) any misrepresentation, breach of warranty or representation, or nonfulfillment of any agreement or covenant on the part of the Seller under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement determined without regard to any knowledge or materiality limitation; (ii) the operation or ownership of the Assets prior to the Closing Date, (iii) any claims by Seller or its successors and assigns in connection with Purchaser's use of the name "Dialog Marketing Services, Inc." and (iv) the enforcement of this indemnification.

      11. Survival. All covenants and agreements contained in this Agreement or any agreement or other document delivered pursuant hereto or thereto shall survive the Closing and be enforceable until the covenant or agreement has been fully performed. All representations and warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto or thereto shall survive the Closing for a period of three (3) years. The representations and warranties set forth in this Agreement or in any agreement or other document delivered pursuant hereto or thereto shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.

      12. Non-Disparagement. Seller represents, covenants and warrants that after the date hereof it shall refrain from any and all actions, remarks and comments which might tend to disparage Purchaser, its subsidiaries or affiliates, or any of their respective officers, directors, members, managers, shareholders, employees, agents, suppliers or customers.

      13. Employees and Employee Benefits.

            (a) Executives. Purchaser shall hire the Executives with titles, positions, base pay, benefits and other terms and conditions of employment as reflected in the Employment Agreements.

            (b) Seller's Retained Employment Liabilities. Seller shall retain responsibility for salary, wages, commissions, bonuses, sick and leave time, benefits, related payroll taxes and all other liabilities for the Executives and the Employees for all periods up to and including the Closing Date, and thereafter for all Employees not hired by Purchaser. All accrued benefits which are payable to the Employees but which remain unpaid immediately prior to the Closing Date may be referred to as the "Accrued Benefits." After the Closing Date, Purchaser shall have responsibility for salary, wages, commissions, vacation, sick and leave time, benefits, related payroll taxes and all other liabilities, except the Accrued Benefits, which accrue after the Closing Date with respect to the Executives and any other Employees who are offered and who accept employment with Purchaser.

            (c) COBRA. Seller shall have the sole responsibility and obligation for complying with the requirements of COBRA applicable to any termination of employment or any other qualifying event within the meaning of COBRA which occurred on or before the Closing Date with respect to the Executives or the other Employees. Purchaser shall have the sole responsibility and obligation for complying with the requirements of COBRA applicable to any termination of employment or any other qualifying event within the meaning of COBRA which occurs following the Closing Date with respect to the Executives or other Employees who are offered and who accept employment with Purchaser.

            (d) No Obligation to Offer Employment. Seller acknowledges and agrees that Purchaser shall have no obligation to offer employment to Seller's Employees, other than the Executives.

      14. Confidentiality. The Parties acknowledge and agree that each Party may become aware of certain trade secrets, plans, concepts, ideas, intellectual property, and other information pertaining to the other Party's business which is valuable, special and unique, as well as information pertaining to customers, clients, vendors, markets, pricing policies, products, and technical processes ("Information"). Accordingly, each Party represents, covenants and warrants to the other Party, after the date hereof, to: (a) treat all of the Information as confidential; (b) not disclose the Information to any third party other than to accounting, legal and bank professionals rendering professional services to such Party; (c) not use the Information, directly or indirectly, except in connection with the performance of its obligations under this Agreement; and (d) inform its employees and agents having access to the Information of the restrictions on disclosure and use of such Information and of the information contained in this Agreement, and require such employees to abide by such restrictions. Notwithstanding the foregoing, the obligations of the Parties under this Section 14 shall not extend to any Information: (i) which at the time of disclosure is in, or thereafter becomes part of, the public domain by publication or otherwise, except through a breach of this Agreement or any other confidentiality undertaking; or (ii) which a Party receives from a third party, provided that such information was not obtained by said third party under an obligation of confidence. Upon demand of a Party or upon termination of this Agreement for any reason, a Party shall deliver to the other Party all of the Information subject to restrictions under this Section. The foregoing restrictions shall not limit Purchaser from using the Assets after the Closing in the operation of the Business or otherwise.

      15. Restrictive Covenant.

            (a) Non-Compete and No Poach. Seller covenants, warrants and agrees that the Seller Entities shall not, directly or indirectly, whether for their own benefit or for the benefit of any other person or entity, after the Closing and for a period of three (3) years thereafter:

                  (i) {Intentionally Omitted};

                  (ii) employ, recruit or otherwise solicit, induce or influence any person to leave employment with Purchaser or its subsidiaries or affiliates;

                  (iii) recruit, retain, hire or engage as an independent contractor or consultant any person or entity who was an independent contractor or consultant (or any employee of such independent contractor or consultant) to Purchaser or it subsidiaries or affiliates; or

                  (iv) attempt any of the foregoing.

            (b) Carveout. Notwithstanding the foregoing, the no poach restrictions set forth in Section 15(a) shall not apply to employees or independent contractors hired in response to advertisements placed in newspapers, magazines and other recruitment media of general circulation.

      16. Remedies. The Parties acknowledge and agree that, in the event of a breach or threatened breach of Sections 14 or 15 of this Agreement (relating to confidentiality and no poaching, respectively), Purchaser would be irreparably damaged and monetary damages would not provide an adequate remedy. Accordingly, each of the Parties agrees that, in addition to any and all other rights which may be available, at law or in equity, Purchaser shall be entitled to injunctive relief without posting bond and/or specifically to enforce the terms and provisions hereof in any court of competent jurisdiction.

      17. Confidentiality of Transaction. The existence and content of this Agreement and the intention of the Parties to pursue this transaction are confidential (the "Confidential Information"). The Parties represent and warrant to each other that they shall not disclose any Confidential Information to any third party, including but not limited to Seller's or Purchaser's respective employees, agents, vendors, customers and clients (other than to their respective legal and accounting professionals and bankers), without the express written consent of all of such other parties, except (i) to comply with filing requirements required of publicly-traded companies, and (ii) for the sake of obtaining shareholder and director consent for the transactions contemplated hereby.

      18. No Shop. Seller covenants and agrees that after shareholder approval, Seller shall not shop, sell or attempt to sell the Assets, other than in the ordinary course of business, to any person or entity other than Purchaser.

      19. Burden and Benefit; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and there respective successors and assigns. No Party shall assign any of its respective rights or obligations hereunder without the prior written consent of the other Party.

      20. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if:
(a) personally delivered, (b) sent by certified mail, return receipt requested, or (c) sent by reliable overnight courier (i.e., Federal Express) to the Party at the addresses set forth on Page 1 of this Agreement (or such other addresses that shall be given in writing by any Party to the other Party, with a copy of such notice to the other Party). In addition, copies of such notices shall also be sent to:

      Purchaser's counsel:         Cole Schotz Meisel Forman & Leonard, P.A.
                                   Court Plaza North
                                   25 Main Street, P.O. Box 800
                                   Hackensack, New Jersey  07602-0800
                                   Attn: Henry M. Matri, Esq.
                                   Fax: (201) 489-1536

      Seller's counsel:            Mark Alan Siegel, Esq.
                                   Suite 400E, 1900 Corporate Boulevard
                                   Boca Raton, Florida 33431
                                   Fax: 561.862.0714

      21. Waivers and Amendments. No delay by any Party in exercising any right or remedy shall operate as a waiver of such right or remedy, and no waiver of any right or remedy by any party shall operate to waive future compliance with such right or future exercise of such remedy or affect any other right or remedy. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties.

      22. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as part of this Agreement a provision which is valid, enforceable and as similar as possible to such invalid or unenforceable provision.

      23. Titles and Headings. The Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

      24. Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together, shall constitute one (1) and the same instrument. Facsimile signatures shall be sufficient for the execution of this Agreement.

      25. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New Jersey without regard to its conflict of law rules. The Parties hereto irrevocably consent to the jurisdiction of the Superior Court located in the State of New Jersey, County of Essex in connection with any action or proceeding arising out of or relating to this Agreement, and agree that venue shall be proper in such court to the exclusion of the courts in any other state or country. The Parties further agree that such designated forum is proper and convenient.

      26. Further Assurances and Inspection. Each Party agrees at any time or times and from time to time, to make, execute and deliver any and all such other and further instruments or documents and do any and all such acts and/or things as the other Party shall reasonably require for the purpose of giving full force and effect to this Agreement.

      27. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and thereby supersedes all prior agreements, arrangements and understandings.

      28. Expenses. Each of the Parties hereto shall pay its own fees and expenses in connection with this Agreement and the transactions contemplated hereby (including the fees of any attorneys, accountants, or others engaged by such Party and any state or federal taxes incurred as a result of this Agreement) whether or not the transactions contemplated hereby are consummated.

      29. No Announcements. Prior to the Closing Date, no announcements or notices concerning the transactions contemplated by this Agreement shall be made without the prior written approval of Purchaser.

      30. Name Changes. Seller covenants that immediately after the Closing it shall cause each Seller Entity other that Dialog Group, Inc. to file a Certificate of Amendment in such entity's state of incorporation to change the names to those identified on Schedule 30 attached hereto. Seller consents to the Purchaser's use of the name "Dialog Marketing Services, Inc.".

      31. Loan. At the Closing, Purchaser shall lend up to the sum of $235,000 to P. DeCrescenzo and/or V. DeCrescenzo to be used to satisfy certain debt which was personally guaranteed or incurred in relation to the Business.

      32. Acknowledgment. SELLER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COLE, SCHOTZ, MEISEL, FORMAN & LEONARD, P.A. (THE "FIRM") THAT THE FIRM REPRESENTS THE INTERESTS OF THE PURCHASER FOR PURPOSES OF THIS AGREEMENT AND ANY AND ALL OTHER DOCUMENTS TO BE EXECUTED IN CONNECTION HEREWITH. SELLER ACKNOWLEDGES THAT IT HAS BEEN ADVISED TO OBTAIN INDEPENDENT COUNSEL AND ADVICE WITH RESPECT TO THE TERMS OF THIS AGREEMENT AND HAS HAD AMPLE OPPORTUNITY TO CONSULT WITH COUNSEL. THE PARTIES HERETO AGREE THAT, BECAUSE THIS AGREEMENT HAS BEEN NEGOTIATED, NO RULE OF INTERPRETATION OR CONSTRUCTION SHALL BE USED TO INTERPRET THIS AGREEMENT AGAINST THE DRAFTER.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date forth above.

                                         Seller:

Attest:                                  DIALOG GROUP, INC.

                                         By: /s/ Peter DeCrescenzo
--------------------------------            ---------------------------------
                                         Name: Peter DeCrescenzo
                                         Title: President

                                         HEALTHCARE DIALOG, INC.

                                         By: /s/ Peter DeCrescenzo
--------------------------------            ---------------------------------

                                         Name: Peter DeCrescenzo
                                         Title: President

                                         DATA DIALOG, INC.

                                         By: /s/ Peter DeCrescenzo
--------------------------------            ---------------------------------
                                         Name: Peter DeCrescenzo
                                         Title: President

                                         Purchaser:

                                         DIALOG MARKETING SERVICES, INC.

                                         By: /s/ Thomas Buckley
--------------------------------            ---------------------------------
                                         Name: Thomas Buckley
                                         Title: President and
                                                Chief Executive Officer

                                Schedule 2(b)(ii)
                        Furniture, Fixtures and Equipment

                               Schedule 2(b)(iii)
             Work in Process (to be updated as of the Closing Date)

                                Schedule 2(b)(vi)
                         Websites, Software and U.R.L.'s

                                  Schedule 2(d)
                            Purchase Price Allocation

                                 Exhibit 4(a)(i)
                                  Bill of Sale

                                Exhibit 4(a)(ii)
                              Assignment Agreement

                                 Exhibit 4(a)(v)
                               Assignment of Marks

                                Exhibit 4(a)(vii)
                              Employment Agreement

                                 Exhibit 4(a)(x)
                             Shareholders Agreement

                                  Schedule 5(d)
                                   Litigation

                                  Schedule 5(e)
                                   Bankruptcy

                                Schedule 5(f)(i)
                              Intellectual Property

                               Schedule 5(f)(iii)
                       Exceptions to Clear Title to Assets

                                  Schedule 5(l)
                                    Defaults

                                  Schedule 5(m)
                Jurisdictions Where Seller Must File Tax Returns
                                and Unpaid Taxes

                                  Schedule 5(n)
                            Contracts and Commitments

                                  Schedule 5(o)
                            Material Adverse Changes

                                  Schedule 5(s)
                                    Insurance

                                  Schedule 5(t)
                                      ERISA

                                  Schedule 5(u)
                       Leased Real Property and Equipment
                               and Lease Defaults

                                  Exhibit 5(v)
                      Employees and Employment Information

                                  Schedule 9(d)
                                Consents Required

                                   Schedule 30
                                  Name Changes

Healthcare Dialog:
                        ---------------------------------

Data Dialog:
                        ---------------------------------